Exhibit 1.1

May 28, 2019

Atomera Incorporated

750 University Avenue, Suite 280

Los Gatos, California 95032

Re:                Engagement Agreement Dear Sir or Madame:

This letter agreement (the “Agreement”) sets forth the terms and conditions that will govern Atomera Incorporated’s (together with its subsidiaries and successors, the “Company”) engagement (the “Engagement”) of National Securities Corporation (“NSC”), a Washington corporation. As set forth below, the Company hereby engages NSC as the Company’s exclusive financial advisor and placement agent in connection with an offering or series of offerings of Company securities and other investment banking transactions.

1.                   Exclusive Appointment; Services.

a.                   Financing. The Company hereby appoints NSC to act as its placement agent in connection with the sale of its equity securities, including but not limited to equity, convertible debt, equity-linked securities, or equity capital commitments (“Securities”) to one or more financial, strategic, accredited, or other investors. The transaction currently contemplated consists of a registered direct offering of approximately $4-6 million of shares of common stock (the “Registered Direct Transaction”). However, it is understood that the manner, size, and timing of the contemplated transactions and Securities offered may change, and more or fewer transactions may occur, and the appointment of NSC, as contemplated herein, covers any and all offerings or sales by the Company of any type or form, including but not limited to private placements, registered direct offerings, institutional offerings under Rule 144A and similar arrangements and public offerings (excluding sales to employees or sales to non- institutional strategic investors), on any basis, agency or underwritten (each, an “Offering”).

b.                  Exclusivity. During the term of this Agreement, the Company will not, nor will it permit any of its advisors or representatives, without the prior written consent of NSC, to engage any party other than NSC to act as placement agent or underwriter for any Offering, act as a financial advisor with respect to a Transaction or to perform any other financial advisory, underwriting, or investment banking services for the Company. If the Company or, to the Company’s knowledge, any of its subsidiaries, stockholders, members, partners, affiliates, advisors or representatives, is contacted by any person concerning an Offering or a Transaction, the Company shall provide to NSC all relevant details of the inquiry.

c.                   Services. NSC represents and warrants that it is a licensed broker/dealer under applicable federal and state securities law. NSC shall assist the Company in identifying investors and potential purchasers, carrying out due diligence with respect to any potential Offering or Transaction, and analyzing, structuring, and negotiating the contemplated Offering(s) or Transaction on the terms and conditions set forth herein. However, nothing contained herein constitutes a commitment or guarantee, express or implied, that any Offering or Transaction will be consummated. NSC will not have the power or authority to bind the Company to any sale of the Securities, and any Offering or Transaction will be conducted at a price and on terms satisfactory to the Company.

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2.                   Compensation.

a.                   Offerings. As consideration for the services provided under this Agreement in connection with an Offering, the Company will pay NSC a fee as follows:

(i)                 Fee. The Company shall pay NSC a cash fee (the “Cash Fee”) equal to four percent (4%) of the gross proceeds of any Offering during the Term (subject to Section 2.a(iii) below), which is due and payable at the time of each closing of such an Offering (“Closing”) exclusively from the proceeds thereof (directly from escrow, if an escrow account is used).

(ii)                Other Fee Provisions; Fee Tail. Upon termination of this Agreement for any reason, the Company shall promptly pay NSC its accrued but unpaid fees and unreimbursed expenses incurred up to and as of the date of termination. Notwithstanding any termination of this Agreement, NSC shall be entitled to the entire Cash Fee set forth in Section 2a(i) if, within one (1) year following the later to occur of (i) the termination of this Agreement or (ii) the most recent closing of any Offering arranged by NSC (the “Tail Period”), the Company consummates or enters into an agreement for an Offering with any person or entity with which NSC discussed an Offering during the Term in compliance with this Agreement (such persons or entities “Applicable Tail Investors”). Any and all such Cash Fees shall be payable upon the closing of any such Offering. Notwithstanding the foregoing, if during the Tail Period the Applicable Tail Investor participates in any Offering that is registered under the Securities Act as a public offering of Securities by the Company, then the fee tail provision of this section will not apply.

(iii)               Expenses. Promptly upon request, the Company shall reimburse NSC for all reasonable out-of-pocket expenses incurred in connection with an Offering under this Engagement, including but not limited to reasonable travel, printing, and the fees and expenses of legal counsel and any other independent advisors selected and retained by NSC provided such reimbursement shall not in any event exceed $10,000 without the Company’s approval.

b.                  Payments. All payments to be made to NSC hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to NSC hereunder shall be credited against any other fee due to NSC. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

3.                   Manner of Offering; Representations, Warranties and Covenants of the Company. The Company represents, warrants and agrees that:

a.                   Due Diligence. The Company will fully cooperate with NSC in any due diligence investigation reasonably requested by NSC in connection with the Engagement and will use commercially reasonable efforts (or in the case of a request in connection with a Public Offering, best efforts) to furnish NSC with such information with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company, including but not limited to financial statements, certificates of its senior officers regarding such information, and customary opinions of counsel and customary letters or opinions of accountants, and such other documents as NSC may from time to time reasonably request (the "Company Information") to assist in preparing a private placement memorandum, registration statement, or similar document for use in connection with any Offering and will provide NSC with access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company. The Company represents and warrants that all Company Information provided to NSC, including but not limited to the Company's financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and confirms that NSC (i) will use and rely upon the accuracy and completeness of all such Company Information without independently investigating or verifying same; (ii) has not been retained to independently verify any such Company Information; (iii) assumes no responsibility for the accuracy, completeness, or adequacy for any purpose of such Company Information or any other information regarding the Company; and (iv) will not make any appraisal of any assets of the Company.

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b.                  Offering Materials. The Company will be solely responsible for the contents of the private placement memorandum, registration statement, or other offering document (as such may be amended or supplemented from time to time, and including any information incorporated therein by reference, the "Offering Materials") and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities, and the Company represents and warrants that the Offering Materials and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to any financial projections that may be contained in the Offering Materials (the “Projections”), the Company represents and warrants that the Projections will be made with a reasonable basis and in good faith and that the Projections will represent the best then-available estimate and judgment as to the future financial performance of the Company based on the assumptions to be disclosed therein, which assumptions will be all the assumptions that are material in forecasting the financial results of the Company and which will reflect the best then-available estimate of the events, contingencies and circumstances described therein. The Company authorizes NSC to provide the Offering Materials and related communications to prospective and final purchasers of the Securities.

If, at any time prior to the completion of the offer and sale of the Securities, an event occurs that would cause the Offering Materials or other selling communications to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that would cause a material change in the Company’s view of the likelihood of achievement of the Projections or the reasonableness of the underlying assumptions, then the Company will notify NSC immediately of such event, and NSC will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Offering Materials, and selling communications that corrects such statement or omission or revises the Projections or such assumptions.

c.                   Reliance Upon Company Representations and Opinions of Counsel, Etc. The Company agrees that any representations and warranties made by it to any investor in the Registered Direct Transaction shall be deemed also to be made to NSC for its benefit, and NSC shall be entitled to rely upon the same opinions of counsel and accountant’s letters that are provided to purchasers of the Securities in such Offering. Accordingly, the Company shall use commercially reasonable efforts to cause any such opinion or letter delivered to any investors in the Offering also to be addressed and delivered to NSC, or to cause such counsel or accountant to deliver to NSC a letter authorizing it to rely upon such opinion or letter. In connection with any underwritten Public Offering, the Company and NSC expect to enter into a mutually agreeable underwriting agreement in customary form, which would be expected to supersede this Engagement Agreement. For convenience and clarity of public disclosure, the parties agree to cooperate and attempt in good faith to incorporate Material Surviving Provisions into such underwriting agreement or a short and simple additional agreement or supplement to such underwriting agreement entered into at or around the time of effectiveness of the underwriting agreement. “Material Surviving Provisions” shall mean any surviving provisions of this Engagement Agreement that would be material in the context of such Public Offering and that may be required to be performed after the effectiveness of the registration statement filed in connection with such Public Offering.

d.                  Compliance with State Securities Laws. The Company will be solely responsible for all applicable state securities law compliance with respect to the offer and sale of the Securities, including the timely making of any filings or taking other actions required under the applicable securities or “blue sky” laws or regulations of such domestic states as NSC reasonably may specify and the continuation of qualifications in effect for so long as may be required. The Company will provide NSC with copies of any pertinent filings at or around the time they are made, and to the extent any filing contains information relating to NSC and/or the terms of this Engagement, NSC will be provided a copy of the intended filing sufficiently in advance to permit time for review and comment.

e.                   Offerings Exempt from Registration. To the extent that any Offering is designated as one to be made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”), the Company agrees that it will not, directly or indirectly, make any offer or sale of any Securities which would cause the contemplated Offering to fail to be entitled to the applicable exemption or unreasonably limit the availability of a public registered Offering or an Offering in which NSC will act. In particular, the Company represents and warrants that it has not, directly or indirectly, made any offers or sales of Securities which would cause the Offering of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(a)(2) of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

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To the extent that an Offering is designated as one to be made pursuant to Regulation D under the Act, the Company will conduct all solicitation efforts in a manner consistent with the Company’s intent that any Offering qualifies for the safe harbor from registration provided by Rule 506 of Regulation D, and the offer and sale of the Securities will comply with certain requirements of Regulation D, including, without limitation, the requirements that:

(i)                 The Company will not offer or sell the Securities by means of any form of general solicitation or general advertising.

(ii)                The Company will not offer or sell the Securities to any person who is not an “accredited investor” (as defined in Rule 501 under the Act).

(iii)               The Company will exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchasers will comply with Rule 502(d) under the Act.

(iv)               The Company will not make any filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without prior notification to NSC.

(v)                Neither the Company, nor any officer, director, shareholder, promoter, manager or general partner of the Company, is or will be subject to the “bad actor” disqualification provision of Rule 506(d) under the Act.

f.                   Audits. The Company shall be solely responsible for performing, and shall perform, all financial audits necessary to meet the listing requirements of the NASDAQ, NYSE, or NYSE-MKT exchanges, as appropriate. For the avoidance of doubt, no financial audits will be required in connection with private Offerings.

4.                   Confidentiality. NSC acknowledges that in connection with the Engagement, the Company will provide NSC with information which the Company considers to be confidential and which will be marked to indicate the company’s intent to preserve the information as confidential (“Confidential Information”). NSC agrees to employ all reasonable means to keep the Confidential Information secret and confidential, using no less than the degree of care employed by NSC to preserve and safeguard its own confidential information, and shall not disclose or reveal the Confidential Information to anyone except its employees, consultants and contractors who have an obligation of confidentiality with NSC. NSC will not use the Confidential Information except in connection with its performance of services hereunder, unless disclosure is required by law, court order, or any government, regulatory or self-regulatory agency or body in the opinion of NSC’s counsel, in which event NSC will provide the Company with reasonable advance notice of such disclosure. These obligations do not apply to any portion of Confidential Information which: (a)  is or becomes generally available to the public other than through a breach of this Agreement; (b)  was rightfully in NSC’s possession or readily available to NSC from another source not under obligation of secrecy to the Company prior to the disclosure; (c) is rightfully received by NSC from another source on a non-confidential basis; (d) is disclosed by the Company to an unaffiliated third party free of any obligation of confidence; (e) is developed by or for NSC without reference to the Company’s Confidential Information; or (e) is released for public disclosure with the Company’s written consent.

Notwithstanding any of the foregoing, NSC is authorized to transmit to any prospective investor the following: confidential material furnished by the Company or prepared by NSC in conjunction with the Company for transmission to prospective investors in a private Offering; and forms of purchase agreements and any other legal documentation supplied to NSC for transmission to any prospective investor by or on behalf of the Company. The Company authorizes NSC to negotiate, on the Company’s behalf, confidentiality agreements based upon a form acceptable to the Company with such prospective investors.

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5.                   Indemnification. The Company agrees to indemnify NSC and related persons in accordance with the indemnification agreement attached as Exhibit A, which is incorporated herein by this reference. The provisions of Exhibit A shall survive any termination or expiration of this Agreement.

6.                   Term and Termination. NSC’s Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of 30 days (the “Initial Term”). During the Initial Term, this Agreement may not be terminated by the Company absent gross negligence or willful misconduct of NSC. After the expiration of the Initial Term, the Agreement shall automatically renew and continue in effect until it is terminated by either party with thirty (30) days’ advance written notice to the other pursuant to Section 19. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2, 3(b)-(d), 5, 6, 8-19, and Exhibit A, which shall survive termination.

7.                   Additional Services. Should the Company request NSC to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s) and will include appropriate indemnification provisions. The indemnity provisions of Exhibit A shall apply to any such additional engagements (whether or not covered by a separate written agreement), unless and until superseded by a written indemnity provision set forth in a subsequent agreement.

8.                   Other Transactions; Disclaimers. The Company acknowledges that NSC is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading and research and brokerage activities) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within NSC but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect NSC’s obligations to the Company hereunder. The Company further acknowledges that NSC and its affiliates have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Company pursuant to which NSC may acquire information of interest to the Company. NSC shall have no obligation to disclose to the Company or to use for the Company’s benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on NSC’s own account or otherwise) or otherwise carrying on the business of NSC. The Company further acknowledges that from time to time NSC’s independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of NSC’s investment banking department and/or which may have an adverse effect on the Company’s interests in connection with the transactions contemplated hereby or otherwise; provided that NSC complies with the confidentiality provisions contained herein. In addition, the Company acknowledges that, in the ordinary course of business, NSC may trade the securities of the Company for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities. NSC shall nonetheless remain fully responsible for compliance with federal and state securities laws in connection with such activities.

It is expressly understood and agreed that NSC has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, accounting, or tax matters. The Company acknowledges and agrees that it has relied and will continue to rely on the advice of its own legal, tax and accounting advisors in all matters relating to any Offering contemplated hereunder.

The Company further acknowledges and agrees that NSC will act solely as an independent contractor hereunder, and that NSC’s responsibility to the Company is solely contractual in nature and that NSC does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

The Company agrees that neither NSC nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to the Engagement, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted solely from the gross negligence or willful misconduct of NSC.

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9.                   Work Product and Announcements. NSC's advice in connection with an Offering in which it participates shall be the sole proprietary work product and intellectual property of NSC, and such advice may not be disclosed, in whole or in part, to third parties other than the Company’s professional advisors, as necessary, without the prior written permission of NSC unless such disclosure is required by law. The Company acknowledges that NSC, at its option and expense, and no earlier than the first to occur of (i) the close of an Offering or (ii) the public announcement of the Offering by the Company, may place announcements and advertisements or otherwise publicize the Offering (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on NSC’s website and in such financial and other newspapers and journals as it may choose, stating that NSC has acted as an agent in connection with or advised the Company about such Offering.

10.                 Complete Agreement; Amendments; Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between NSC and the Company. This Agreement may not be amended or modified except in writing. The rights of NSC hereunder shall be assignable to any affiliate of NSC, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against each of the parties and their successors and assigns.

11.                 Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 and Exhibit A of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

12.                Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed in New York, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 13 hereof shall be heard and determined exclusively in the state and federal courts located in the Borough of Manhattan in the City of New York, and the Company and NSC hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement.

13.                 Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered either by FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure, or if FINRA cannot or does not accept the arbitration, by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on any award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

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The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

The parties hereby agree that this Section 13 shall survive the termination and/or expiration of this Agreement.

The Company's and NSC's consent to arbitration are confirmed by initialing below:

SB	JR
Company	NSC

14.               Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

15.               Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

16.               Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards Board and regulatory agencies with appropriate jurisdiction, and to the extent appropriate, consistently applied.

17.               Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

18.               Patriot Act. NSC hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

19.               Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date actually received by the recipient; (c) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

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Notices to the NSC shall be sent to:	Notices to the Company shall be sent to:

National Securities Corporation	Atomera Incorporated
200 Vesey Street, 25th Floor	750 University Avenue, Suite 280
New York, New York 10281	Los Gatos, California 95032
Attention: Jonathan C. Rich	Attention:
e-mail: jrich@nationalsecuritiesib.com	e-mail:

with a copy to:	with a copy to:

Liquid Venture Partners, LLC
2121 Rosecrans Avenue, Suite 4305
El Segundo, California 90245
Attention: Ankur V. Desai
email: adesai@liquidventure.com

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If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

NATIONAL SECURITIES CORPORATION

By:	/s/ Jonathan C. Rich
Jonathan C. Rich,
Executive Vice President Head of Investment Banking

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Atomera Incorporated

By:	/s/ Scott A. Bibaud
Scott A. Bibaud,
President and Chief Executive Officer

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EXHIBIT A

National Securities Corporation

200 Vesey Street, 25th Floor

New York, New York 10281

Ladies and Gentlemen:

In further consideration of the engagement by Atomera Incorporated (“Company”) of National Securities Corporation (“NSC”), a Washington corporation, to act as the Company’s exclusive placement agent or underwriter in connection with a potential Offering or Offerings of securities, as such engagement is described in that letter agreement between us of even date (the “Engagement Agreement”), the Company agrees to indemnify NSC and certain other persons provided for herein. All capitalized terms that are not defined herein shall have the meaning given to them in the Engagement Agreement.

A.                 Indemnification Generally. The Company hereby agrees to indemnify and hold harmless NSC, its subsidiaries, parents and affiliates and each of their directors, officers, managers, agents, contractors, employees, members, counsel and each other person or entity who controls NSC or any of its affiliates within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) (“Losses”), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon (1) the engagement of NSC pursuant to the Engagement Agreement or subsequent agreement of similar purpose between the Company and NSC (an “Additional Engagement Agreement”); (2) the Offering of Securities to third parties contemplated by the Engagement Agreement or Additional Engagement Agreement, (3) any other matter relating to any Offering of Securities referred to or contemplated by the Engagement Agreement or Additional Engagement Agreement; (4) any untrue statement or alleged untrue statement of any material fact contained in the Offering Materials, or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of Securities, unless such untrue statement or alleged untrue statement arises from information supplied by any Indemnified Party, in writing specifically for use therein; or (5) the omission or alleged omission to state in the Offering Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing obligation to provide indemnification shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed, or (ii) such Losses that are determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have resulted from any Indemnified Person’s gross negligence or willful misconduct.

B.                 Reimbursement. The Company will reimburse all Indemnified Parties for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of counsel for all Indemnified Parties) incurred by any such Indemnified Parties in connection with investigating, preparing, and defending any such action or claim, whether or not in connection with pending or threatened litigation in connection with the transaction to which an Indemnified Parties is a party, promptly as such expenses are incurred or paid (unless the Indemnified Parties request they be paid in advance pursuant to Subsection C below).

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C.                 Advances. Notwithstanding any other provision hereof or any other agreement between the parties, the Company shall advance, to the extent not prohibited by law, all expenses reasonably anticipated to be incurred by or on behalf of the Indemnified Parties in connection with any Proceeding, whether pending or threatened, within thirty (30) days of receipt of a statement or statements (“Statement(s)”) from the Indemnified Parties, or any of them, requesting such advances from time to time, so long as the Company has received a written undertaking of such Indemnified Parties to repay the Company the amount so advanced if it shall be finally determined that such Indemnified Parties were not entitled to indemnification hereunder. This advancement obligation shall include any refundable retainers of counsel retained by Indemnified Parties (as selected by Indemnified Parties in their sole and absolute discretion). Any Statement requesting advances shall evidence the expenses anticipated or incurred by the Indemnified Parties with reasonable particularity and may include only those expenses reasonably expected to be incurred within the 90-day period following each Statement. In the event some portion of the amounts advanced pursuant to this Section C are unused, or in the event a court of competent jurisdiction finally determines that the Indemnified Parties are not entitled to be indemnified against certain expenses, Indemnified Parties shall return the unused or disallowed portion of any advances within sixty (60) days of the final disposition of any Proceeding to which such advances pertain.

D.                 Contribution. If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees promptly to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by NSC, on the other hand, with respect to the Engagement or similar services under any Additional Engagement Agreement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of NSC on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all cash fees and value of warrants, exclusive of costs, actually received by NSC from the Company at the Closing in connection with the Engagement or similar services under any Additional Engagement Agreement. Relative benefits to the Company, on the one hand, and to NSC, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Offering, whether or not consummated, bears to (ii) all fees received or proposed to be received by NSC in connection with the applicable engagement. Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to NSC and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

E.                 No Liability Without Gross Negligence or Misconduct. The Company agrees that no Indemnified Party shall have any liability to the Company or its respective owners, successors, heirs, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have resulted from such Indemnified Person’s gross negligence or willful misconduct.

F.                  Notice. NSC agrees, promptly upon receipt, to notify the Company in writing of the receipt of written notice of the commencement of any action against it or against any other Indemnified Parties, in respect of which indemnity may be sought hereunder; however, the failure so to notify the Company will not relieve it from liability under Section A above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights or defenses.

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G.                 Settlement. The Company will not, without NSC’s prior written consent, settle, compromise or consent to the entry of any judgment in connection with, or otherwise seek to terminate, any pending or threatened Proceeding in respect of which such Indemnified Party is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Party, unless such settlement or judgment (i) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of the proceeding or dispute; (ii) involves only the payment by the Company of monetary damages and would not result in an order, injunction or other equitable remedy in respect of the Indemnified Party; (iii) does not include any findings of fact or admission of culpability as to such Indemnified Party; and (z) the terms of such settlement or judgment are confidential and not publicly disclosed.

No Indemnified Party will, without the Company’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

H.                 Survival; Successors. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise (but not duplicative of or effective to result in any multiplicative return of Losses or of any such liability of the Company), and shall remain operative and in full force and effect notwithstanding the termination of this Agreement, the closing of the contemplated Offering, and any successor of NSC or any other Indemnified Parties shall be entitled to the benefit of the provisions hereof. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify NSC in writing thereof and, if requested by NSC, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions reasonably satisfactory to NSC.

I.                    Consent to Jurisdiction; Attorneys' Fees. Solely for the purpose of enforcing the Company's obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Party other than NSC. In any action for enforcement of this indemnity provision, the prevailing party shall be entitled to recover all costs, including reasonable attorneys' fees, of bringing such an action.

Atomera Incorporated

By:	/s/ Scott A. Bibaud
Scott A. Bibaud,
President and Chief Executive Officer

National Securities Corporation

By:	/s/ Jonathan C. Rich
Jonathan C. Rich,
Executive Vice President Head of Investment Banking

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